Exhibit 3.11

CERTIFICATE OF MERGER

OF

MAST INDUSTRIES (DELAWARE), INC.

INTO

INTIMATE BRANDS, INC.

Intimate Brands, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That Intimate Brands, Inc. was incorporated on the 22nd day of February, 1993, pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

SECOND: That Intimate Brands, Inc. is the surviving corporation and following the merger, its name shall continue to be Intimate Brands, Inc., and Mast Industries (Delaware), Inc., a corporation incorporated on the 17th day of September, 1982 pursuant to the DGCL, is the merging corporation.

THIRD: An Agreement of Merger and Reorganization has been approved, adopted, executed and acknowledged by each of Intimate Brands, Inc. and Mast Industries (Delaware), Inc. in accordance with §251 of the DGCL.

FOURTH: Intimate Brands, Inc. shall be the surviving corporation and the Certificate of Incorporation of Intimate Brands, Inc., as in effect at the effective date and time of the merger, shall be the certificate of incorporation of the surviving corporation.

FIFTH: The executed Agreement of Merger and Reorganization is on file at the office of the surviving corporation, located at Three Limited Parkway, Columbus, Ohio 43230, and a copy of the Agreement of Merger and Reorganization will be furnished by the surviving corporation, upon request and without cost, to any stockholder of any constituent corporation.

SIXTH: The merger shall be effective as of 11:24 p.m., Eastern Standard Time, on January 29, 2011.

IN WITNESS WHEREOF, Intimate Brands, Inc. has caused this Certificate of Merger to be signed by its Senior Vice President – Legal as of the 25th day of January, 2011.

INTIMATE BRANDS, INC.

By:	/s/ Luis F. Machado
Luis F. Machado, Senior Vice President – Legal